LOAN AGREEMENT PROVIDING FOR A

SENIOR SECURED TERM LOAN

OF UP TO US$12,000,000

TO BE MADE AVAILABLE TO

SACHEM SHIPPING LTD.,
as Borrower,

BY

DVB BANK AMERICA NV,
as Administrative Agent and Security Agent,

and the Banks and Financial Institutions

identified on Schedule 1, as Lenders

October 12, 2006

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1.DEFINITIONS1

1.1.Specific Definitions1

1.2.Computation of Time Periods; Other Definitional Provisions12

1.3.Accounting Terms13

1.4.Certain Matters Regarding Materiality13

1.5.Forms of Documents13

2.REPRESENTATIONS AND WARRANTIES13

2.1.Representations and Warranties13

(a)Due Organization and Power13

(b)Authorization and Consents13

(c)Binding Obligations13

(d)No Violation14

(e)Filings; Stamp Taxes14

(f)Litigation14

(g)No Default14

(h)Vessel14

(i)Insurance15

(j)Financial Information15

(k)Tax Returns15

(l)Chief Executive Office15

(m)Foreign Trade Control Regulations15

(n)Equity Ownership15

(o)Environmental Matters and Claims15

(p)Compliance with ISM Code, the ISPS Code and the MTSA16

(q)No Threatened Withdrawal of DOC, ISSC or SMC16

(r)Liens16

(s)Debt16

(t)No Proceedings to Dissolve17

(u)Solvency17

(v)Compliance with Laws17

(w)Survival17

3.THE LOAN17

3.1.Purpose/Making of the Loan17

(a)Purpose17

(b)Making of the Loan.17

3.2.Drawdown Notice18

3.3.Effect of Drawdown Notice18

4.CONDITIONS19

4.1.Conditions Precedent to the Effectiveness of this Loan Agreement19

(a)Corporate Authority19

(b)The Loan Agreement20

(c)The Note20

(d)The Guarantor20

(e)The Vessel20

(f)Vessel Documents20

(g)Vessel Liens21

(h)ISM DOC21

(i)Environmental Claims21

(j)Fees21

(k)Accounts21

(l)Compliance Certificate21

(m)Vessel Appraisal21

(n)Charter Agreement21

(o)Money Laundering Due Diligence21

(p)Legal Opinions21

4.2.Further Conditions Precedent22

(a)Drawdown Notice22

(b)Representations and Warranties22

(c)No Event of Default22

(d)No Change in Laws22

(e)No Material Adverse Effect22

4.3.Breakfunding Costs22

4.4.Satisfaction after Drawdown22

5.REPAYMENT AND PREPAYMENT22

5.1.Repayment22

5.2.Voluntary Prepayment; No Re-Borrowing23

5.3.Mandatory Prepayment Sale or Loss of Vessel23

5.4.Interest and Costs with Prepayments/Application of Prepayments23

6.INTEREST AND RATE23

6.1.Applicable Rate23

6.2.Default Rate23

6.3.Interest Periods23

6.4.Interest Payments24

7.PAYMENTS24

7.1.Place of Payments, No Set Off24

7.2.Tax Credits24

7.3.Sharing of Setoffs24

7.4.Computations; Banking Days25

8.EVENTS OF DEFAULT25

8.1.Events of Default25

(a)Non-Payment of Principal25

(b)Non-Payment of Interest or Other Amounts25

(c)Representations25

(d)Impossibility; Illegality25

(e)Mortgage26

(f)Covenants26

(g)Debt26

(h)Ownership of Borrower26

(i)Bankruptcy26

(j)Termination of Operations; Sale of Assets26

(k)Judgments26

(l)Inability to Pay Debts27

(m)Change in Financial Position27

(n)Change in Control27

(o)Cross-Default27

8.2.Indemnification27

8.3.Application of Moneys28

9.COVENANTS28

9.1.Affirmative Covenants28

(a)Performance of Agreements28

(b)Notice of Default, etc28

(c)Obtain Consents28

(d)Financial Information29

(e)Vessel Valuations30

(f)Corporate Existence30

(g)Books and Records30

(h)Taxes and Assessments30

(i)Inspection30

(j)Inspection and Survey Reports30

(k)Compliance with Statutes, Agreements, etc30

(l)Environmental Matters30

(m)Vessel Management31

(n)Vessel Employment31

(o)Assignment of Charter31

(p)ISM Code, ISPS Code and MTSA Matters31

(q)Brokerage Commissions, etc31

(r)Operating Account; Assignment31

(s)Insurance32

9.2.Negative Covenants32

(a)Liens32

(b)Debt32

(c)Change of Flag, Class, Management or Ownership32

(d)Chartering32

(e)Change in Business33

(f)Sale or Pledge of Shares33

(g)Sale of Assets33

(h)Changes in Offices33

(i)Consolidation and Merger33

(j)Change Fiscal Year33

(k)Use of Corporate Funds33

(l)Issuance of Shares33

(m)No Money Laundering34

(n)Use of Proceeds34

9.3.Asset Maintenance34

10.ASSIGNMENT34

11.ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC34

11.1.Illegality35

11.2.Increased Costs35

11.3.Nonavailability of Funds36

11.4.Lender's Certificate Conclusive36

11.5.Compensation for Losses36

12.CURRENCY INDEMNITY36

12.1.Currency Conversion36

12.2.Change in Exchange Rate36

12.3.Additional Debt Due37

12.4.Rate of Exchange37

13.FEES AND EXPENSES37

13.1.Fees37

13.2.Expenses37

14.APPLICABLE LAW, JURISDICTION AND WAIVER37

14.1.Applicable Law37

14.2.Jurisdiction38

14.3.WAIVER OF JURY TRIAL38

15.THE AGENTS38

15.1.Appointment of Agents38

15.2.Security Agent as Trustee38

15.3.Distribution of Payments39

15.4.Holder of Interest in Note39

15.5.No Duty to Examine, Etc39

15.6.Agents as Lenders39

15.7.Acts of the Agents39

(a)Obligations of the Agents39

(b)No Duty to Investigate39

(c)Discretion of the Agents39

(d)Instructions of Majority Lenders39

15.8.Certain Amendments40

15.9.Assumption re Event of Default40

15.10.Limitations of Liability40

15.11.Indemnification of the Agents41

15.12.Consultation with Counsel41

15.13.Resignation41

15.14.Representations of Lenders41

15.15.Notification of Event of Default42

15.16.No Agency or Trusteeship if not Syndicated42

16.NOTICES AND DEMANDS42

16.1.Notices42

17.MISCELLANEOUS42

17.1.Time of Essence42

17.2.Unenforceable, etc., Provisions-Effect42

17.3.References43

17.4.Further Assurances43

17.5.Prior Agreements, Merger43

17.6.Entire Agreement; Amendments43

17.7.Indemnification43

17.8.Headings44

17.9.Waiver of Immunity44

17.10.USA Patriot Act Notice; OFAC and Bank Secrecy Act44

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SCHEDULE

1 The Lenders and the Commitments

EXHIBITS

A Form of Note
B Form of Guaranty
C Form of Accounts Pledge
D Form of Statutory Mortgage and Deed of Covenants
E Form of Earnings Assignment
F Form of Insurances Assignment
G Form of Charter Assignment
H Form of Compliance Certificate
I Form of Drawdown Notice
J Form of Assignment and Assumption Agreement
K Form of Interest Notice

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SENIOR SECURED TERM LOAN AGREEMENT

THIS SENIOR SECURED TERM LOAN AGREEMENT (this "Loan Agreement") is made as of the 12th day of October, 2006, by and among (1) SACHEM SHIPPING LTD., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the “Borrower”), (2) the banks and financial institutions listed on Schedule 1, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10, the “Lenders”) and (3) DVB BANK AMERICA NV (“DVB”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as Security Agent for the Lenders (in such capacity, the “Security Agent”), and is consented to and agreed to by B+H OCEAN CARRIERS LTD., a corporation organized and existing under the laws of the Republic of Liberia, as guarantor (the “Guarantor”).

WITNESSETH THAT:

WHEREAS, at the request of the Borrower, the Administrative Agent and Security Agent have agreed to serve in such capacities under the terms of this Loan Agreement and the Lenders have agreed to provide to the Borrower a senior secured a term loan to be made available in an amount equal to US$12,000,000;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1.  DEFINITIONS

1.1.  Specific Definitions. In this Loan Agreement, including in the preamble and recitals hereof, the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”	means Ernst & Young, or such other recognized international accounting firm as shall be approved by the Administrative Agent, such approval not to be unreasonably withheld;
“Acceptable Charterer”	means a company having a rating of at least A- from S&P or a rating of at least A3 from Moody’s, or such other charterer acceptable to the Lenders in their sole discretion;
“Account Pledge”
means the pledge agreement to be executed by the Borrower in favor of the Security Agent in respect of the Operating Account and all other accounts held by the Borrower pursuant to Section 4.1(j), substantially in the form set out in Exhibit B;

“Accounting Period”
means each consecutive period of three months falling during the period (ending on the last day in March, June, September and December of each year) for which quarterly accounting information is required to be provided to the Administrative Agent hereunder;

“Administrative Agent”	shall have the meaning ascribed thereto in the preamble;
“Affiliate”
means with respect to any Person, any other Person directly or indirectly controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

"Agents"	means each of the Administrative Agent and the Security Agent;
“Applicable Margin”
means (a) other than as described in (b) below, at all times during the term of this Loan one and twenty five one-hundredths of one percent (1.25%) per annum or, (b) upon fixing of employment of the Vessel with an Acceptable Charterer for a minimum of two years at charter rates sufficient, in the sole determination of the Administrative Agent, to cover estimated operating expenses of the Vessel and debt service (principal plus interest) of this Loan, one percent (1.0%) per annum for the term of such employment;

“Applicable Rate”	means any rate of interest applicable to the Loan from time to time pursuant to Section 6.1;
“Assigned Moneys”	means sums assigned to or received by the Agents pursuant to any Security Document;
“Assignment and Assumption Agreement(s)”	means the Assignment and Assumption Agreement(s) executed pursuant to Section 10 substantially in the form set out in Exhibit J;
“Assignment Notices”
means:

(i) notices with respect to the Earnings Assignment substantially in the form set out in Exhibit 1 thereto;

(ii) notices with respect to any Charter Assignment substantially in the form set out in Exhibit 1 thereto; and

(ii) notices with respect to the Insurances Assignments substantially in the form set out in Exhibit 3 thereto;

“Assignments”	means the Earnings Assignment, the Charter Assignment and the Insurances Assignment;
“Banking Day(s)”	means day(s) on which banks are open for the transaction of business in London, England, New York, New York, Amsterdam, The Netherlands, and Curacao, Netherlands Antilles;
“BONNIE SMITHWICK”	means that certain 1993 built, 83,155 dwt, ore/bulk/oil carrier registered under Bahamas flag and bearing IMO No.9050084;
“Borrower”	shall have the meaning ascribed thereto in the preamble;
"Cash and Cash Equivalents"
means, in respect of the Guarantor Group, and at any time, (i) cash in hand or on deposit with any bank acceptable to the Administrative Agent available for cash management purposes, (ii) investment grade certificates of deposit or investment grade marketable debt securities, maturing within one (1) year after the relevant date of calculation, or (iii) any other instrument, security or investment approved by the Majority Lenders; in each case, to which any member of the Guarantor Group is beneficially entitled at that time and which is capable of being applied against the Total Debt;

“Change of Control”
means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power or ownership interest of the Borrower or (b)  the Board of Directors of the Borrower ceases to consist of a majority of the directors existing on the date hereof or directors nominated by at least two-thirds (2/3) of the then existing directors;

“Charter”
means that certain time charter by and between Redina Maritime Ltd. and Stena Bulk AB dated as of October 11, 2004 and novated by Redina Maritime Ltd. pursuant to a novation agreement dated June 23, 2006 in favor of the Borrower relating to the Vessel at a rate of $18,400 per day;

"Charter Assignment"
means the assignment in respect of any charter of the Vessel, for a period of twelve months or longer, to be executed by the Borrower in favor of the Security Agent pursuant to Section 9.1(o) substantially in the form set out in Exhibit F;

“Classification Society”	means a member of the International Association of Classification Societies with whom the Vessel is entered and who conducts periodic physical surveys and/or inspections of the Vessel;
“CLO"	shall have the meaning ascribed thereto in Section 10;
“Collateral”
means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which any Agent or any Lender has been granted a security interest pursuant to a Security Document;

“Commitment(s)”
means in relation to a Lender, the portion of the Loan set out opposite its name in Schedule 1 or, as the case may be, as reduced by or set out in any relevant Assignment and Assumption Agreement, as such amount shall be reduced from time to time pursuant to Section 5;

“Compliance Certificate”
means a certificate certifying the compliance by the Borrower and/or the Guarantor, as the case may be, with all of its respective covenants contained herein and showing the calculations thereof in reasonable detail, executed and delivered by the chief financial officer of such party to the Administrative Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit H, or in such other form as the Administrative Agent may agree;

"Creditors"	means, collectively, the Lenders and the Agents;
“Current Assets”
means, measured at the end of each Accounting Period, the aggregate of the cash and marketable securities, trade and other receivables of the Guarantor Group on a consolidated basis from persons (other than a member of the Guarantor Group) which can be realized within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the then most recent accounting information delivered to the Administrative Agent hereunder;

“Debt”
means, in relation to any of the members of the Guarantor Group (the “debtor”): (a) Financial Indebtedness of the debtor; (b) liability for any credit to the debtor from a supplier of goods or services or under any installment purchase or payment plan or similar arrangement; (c) contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under GAAP, should be recorded in the notes to the accounting information; (d) deferred tax of the debtor; and (e) liability under a guaranty, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a Security Party which would fall within (a) to (d) if the references to the debtor referred to the other Person;

“Default Rate”	shall have the meaning ascribed thereto in Section 6.2;
“Depositary”	means Nordea Bank PLC, London, England;
“DOC”	means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
“Dollars” and the sign “$”
means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Administrative Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date”
means the date, being a Banking Day, upon which the Borrower has requested that the Loan be made available to the Borrower, as provided in Section 3; provided, however, that the Drawdown Date shall not fall later than October 31, 2006;

“Drawdown Notice”	shall have the meaning ascribed thereto in Section 3.2;
“DVB”	shall have the meaning ascribed thereto in the preamble;
“EBITDA”
means, always in accordance with GAAP, the aggregate of operating profits of the Guarantor Group (on a consolidated basis) for a Measurement Period before Taxes, financial items, depreciations and amortizations, excluding (i) the profit or loss attributable to any extraordinary or exceptional items or any write-offs on investments during such Measurement Period and (ii) the profit and loss arising on any disposal of fixed assets during such Measurement Period save for any disposals made in the ordinary course of business;

“Earnings Assignment”
means the assignment in respect of the earnings of the Vessel from any and all sources, to be executed by the Borrower in favor of the Security Agent pursuant to Section 4.2(b), substantially in the form set out in Exhibit D;

“Environmental Affiliate(s)”	means any person or entity, the liability of which for Environmental Claims any Security Party or Subsidiary of any Security Party may have assumed by contract or operation of law;
“Environmental Approval(s)”	shall have the meaning ascribed thereto in Section 2.1(o);
“Environmental Claim(s)”	shall have the meaning ascribed thereto in Section 2.1(o);
“Environmental Law(s)”	shall have the meaning ascribed thereto in Section 2.1(o);
“Event(s) of Default”	means any of the events set out in Section 8.1;
“Exchange Act”	shall mean the Securities and Exchange Act of 1934, as amended;
“Fair Market Value”	means the value of the Vessel as determined by the average of two charter-free valuations from two independent shipbrokers appointed by the Administrative Agent;
“Final Payment Date”	means that date which is four years after the Drawdown Date; provided, however, that the Final Payment Date shall not fall later than October 31, 2010;
“Financial Covenants Commencement Date”
means the date on which the Administrative Agent ceases to be a “Lender” under that certain Credit Facility Agreement dated as of August 29, 2006 by and among the Guarantor, OBO Holdings Ltd., BHOBO One Ltd., BHOBO Two Ltd., BHOBO Three Ltd., RMJ OBO Shipping Ltd. and Sagamore Shipping Ltd., as borrowers and Nordea Bank Finland plc, as swap bank, Nordea Bank Norge ASA, as agent, and Nordea Bank Norge ASA, as mandated lead arranger;

“Financial Indebtedness”
means, in relation to any member of the Guarantor Group (the “debtor”), a liability of the debtor: (a) for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor; (b) under any loan stock, bond, note or other security issued by the debtor; (c) under any acceptance credit, Guaranty or letter of credit facility made available to the debtor; (d) under a financial lease, a deferred purchase consideration arrangement (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; (e) under any foreign exchange transaction, interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or (f) under a guaranty, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Fixed Charges”
means (i) Net Interest for any Measurement Period, plus (ii) the amount of scheduled repayments of the Loan and/or any other credit facilities and the interest and repayment element under capitalized charterparties in accordance with GAAP which fall due for repayment or payment during the Measurement Period, other than any amount prepaid under this Loan Agreement, minus (iii) free and available cash (at the relevant Quarter Date) and marketable securities (acceptable to the Administrative Agent (on behalf of the Lenders)) in excess of the minimum requirement plus any dividends paid in such Measurement Period;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;
“Guarantor”	shall have the meaning ascribed thereto in the preamble;
“Guarantor Group”	means the Guarantor and each of its Subsidiaries;
“Indemnitee”	shall have the meaning ascribed thereto in Section 17.7;
“Initial Payment Date”	means the date which is three (3) months after the Drawdown Date;
“Insurances Assignment”
means the assignment in respect of the insurances over the Vessel to be executed by the Borrower in favor of the Security Agent pursuant to Section 4.2(b), substantially in the form set out in Exhibit E;

“Interest Notice”	means a notice from the Borrower to the Administrative Agent specifying the duration of any relevant Interest Period, each substantially in the form set out in Exhibit K;
“Interest Period(s)”	means period(s) of one (1), three (3) or six (6) months as selected by the Borrower, or as otherwise agreed by the Administrative Agent and the Borrower;
“ISM Code”
means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”	means the International Ship and Port Loan Security Code adopted by the International Maritime Organization (as the same may be amended from time to time);
“ISSC”	means a valid and current International Ship Security Certificate issued under the ISPS Code;
“Lender(s)”	shall have the meaning ascribed thereto in the preamble;
“LIBOR”
means the rate (rounded upward to the nearest 1/16th of one percent) for deposits of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August 1985)), provided that if on such date no such rate is so displayed for the relevant Interest Period, LIBOR for such period shall be the rate quoted to the Administrative Agent by the Reference Bank at the request of the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

“Loan”	means the loan facility to be made available by the Lenders to the Borrower in a single advance pursuant to Section 3 in an amount equal to Twelve Million Dollars ($12,000,000);
“Loan Agreement”	means this agreement, as the same shall be amended, modified or supplemented from time to time;
“Majority Lenders”	means, at any time, Lenders holding an aggregate of more than 66.66% of the Loan then outstanding;
“Material Adverse Effect”
shall mean a material adverse effect on (i) the ability of the Borrower to repay the Loan or perform any of its obligations hereunder or under the Note, (ii) the ability of any Security Party to perform its obligations under any Security Documents or (iii) the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Security Parties taken as a whole;

"Measurement Period"	means a rolling period of twelve (12) calendar months ending on a Quarter Date;
“Mortgage”
means the Bahamas statutory ship mortgage on the Vessel and the deed of covenants appurtenant thereto, to be executed by the Borrower in favor of the Security Agent (as trustee for the Lenders) pursuant to Section 4.3(b), substantially in the form set out in Exhibit C;

“MTSA”	means the Maritime and Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;
"Net Interest"
means all interest, arrangement fees and capitalized commissions and periodic fees (whether, in each case, paid or payable) as reported in accordance with GAAP being incurred (after having deducted any interest, arrangement fee and capitalized income earned) by the Guarantor Group (on a consolidated basis) during a Measurement Period;

“Note”	means the promissory note to be executed by the Borrower to the order of the Administrative Agent pursuant to Section 4.1(b), to evidence the Loan, substantially in the form set out in Exhibit A;
“Operating Account”	shall have the meaning ascribed thereto in Section 4.1(j);
“Operator”	means the Person who is concerned with the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;
“Payment Dates”	means the Initial Payment Date and the dates falling at three month intervals thereafter, the last of which is the Final Payment Date;
“Permitted Percentage”	means (i) for the period beginning on the Drawdown Date and ending on the second anniversary thereof, eighty percent (80%); and (ii) at all times thereafter, seventy-five percent (75%);
“Person”
means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Proceeding”	shall have the meaning ascribed thereto in Section 8.1(i);
"Quarter Date"	means each March 31, June 30, September 30 and December 31;
“Reference Bank”	means DVB;
“Regulation T”	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;
“Regulation U”	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;
“Regulation X”	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;
“RIP HUDNER”	means that certain 1994 built, 83,155 dwt, ore/bulk/oil carrier registered under Bahamas flag and bearing IMO No. 9077111;
“SEAROSE G”	means that certain 1994 built, 83,155 dwt, ore/bulk/oil carrier registered under Bahamas flag and bearing IMO No. 9050096;
“Security Agent”	shall have the meaning ascribed thereto in the preamble;
“Security Document(s)”	means the Account Pledge, the Mortgage, the Guaranty, the Assignments and any other documents that may be executed as security for the Loan and the Borrower’s obligations in connection therewith;
“Security Party(ies)”	means the Borrower and the Guarantor;
“SMC”	means the safety management certificate issued in respect of the Vessel in accordance with rule 13 of the ISM code;
“Subsidiary(ies)”
means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other Subsidiaries of such Person;

“Taxes”
means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of each Lender imposed by its jurisdiction of incorporation or applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of any of the Security Parties or any other member of the Guarantor Group);

"Total Debt"	means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Guarantor Group (on a consolidated basis);
“Total Loss”	shall have the meaning ascribed thereto in the Mortgage;
"Value Adjusted Equity"	means Value Adjusted Total Assets less Total Debt;
"Value Adjusted Equity Ratio"	means Value Adjusted Equity divided by Value Adjusted Total Assets;
"Value Adjusted Total Assets"	means, on a consolidated basis, the total market value of all of the assets of the Guarantor; and
“Vessel”	means that certain 1988 built, 61,000 dwt, double sided Panamax tanker named REDINA (tbr SACHEM) and registered under Bahamas flag and bearing Official No. 8000303.
1.2.  Computation of Time Periods; Other Definitional Provisions. In this Loan Agreement, the Note and the Security Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Loan Agreement, the Note or such Security Document, as applicable; references to agreements and other contractual instruments (including this Loan Agreement, the Note and the Security Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Loan Agreement, the Note or any Security Document); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.

1.3.  Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Loan Agreement, the Note and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or to the Lenders under this Loan Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States (“GAAP”) as from time to time in effect.

1.4.  Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of the Borrower or the Guarantor in this Loan Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that any Agent or Lender has knowledge or approves of any noncompliance by the Borrower or the Guarantor with any governmental rule.

1.5.  Forms of Documents. Except as otherwise expressly provided in this Loan Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 17.6 of this Loan Agreement, as the case may be, or the correlative provisions of the Security Documents.

2.  REPRESENTATIONS AND WARRANTIES

2.1.  Representations and Warranties. In order to induce the Agents and the Lenders to enter into this Loan Agreement and to induce the Lenders to make the Loan available, the Borrower hereby represents and warrants to the Agents and the Lenders (which representations and warranties shall survive the execution and delivery of this Loan Agreement and the Note and the drawdown hereunder) that:

(a)  Due Organization and Power. each Security Party is duly formed and is validly existing in good standing under the laws of its jurisdiction of incorporation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Loan Agreement, the Note and the Security Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements;

(b)  Authorization and Consents. all necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under this Loan Agreement, the Note and the Security Documents, to which it is a party, and, in the case of the Borrower, to borrow, service and repay the Loan and, as of the date of this Loan Agreement, no further consents or authorities are necessary for the service and repayment of the Loan or any part thereof;

(c)  Binding Obligations. this Loan Agreement, the Note and the Security Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Security Party as is a party thereto enforceable against such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

(d)  No Violation. the execution and delivery of, and the performance of the provisions of, this Loan Agreement, the Note and those of the Security Documents to which it is to be a party by each Security Party do not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on such Security Party or the certificate of incorporation or by-laws (or equivalent instruments) thereof and that the proceeds of the Loan shall be used by the Borrower exclusively for its own account or for the account of a Subsidiary or Affiliate of the Borrower;

(e)  Filings; Stamp Taxes. other than the recording of the Mortgage with the appropriate authorities for the Commonwealth of the Bahamas, and the filing of UCC Financing Statements in the District of Columbia in respect of the Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Loan Agreement, the Note or the Security Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement, the Note or any of the Security Documents;

(f)  Litigation. except as has been disclosed in writing by the Security Parties to the Administrative Agent, no action, suit or proceeding is pending or threatened against any Security Party or any Subsidiary thereof before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(g)  No Default. neither the Borrower, the Guarantor nor any of their Subsidiaries is in default under any material agreement by which it is bound, or is in default in respect of any financial commitment or obligation;

(h)  Vessel. upon the date of the making of the Loan, the Vessel:

(i)
will be in the sole and absolute ownership of the Borrower and duly registered in the Borrower's name under Bahamian flag, unencumbered, save and except for the Mortgage recorded against it and as permitted thereby;

(ii)	will be classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations;

(iii)	will be operationally seaworthy and in every way fit for its intended service; and

(iv)	will be insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurances will have been complied with;

(i)  Insurance. each of the Security Parties has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

(j)  Financial Information. on or prior to the date hereof, all financial statements, information and other data furnished by the Security Parties to the Administrative Agent are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and, since the date of each Security Party's financial statements most recently delivered to the Administrative Agent, there has been no Material Adverse Effect as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations, except as disclosed in such statements, information and data;

(k)  Tax Returns. the Security Parties and each of their respective Subsidiaries have filed all tax returns required to be filed by them and have paid all taxes payable by them which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;

(l)  Chief Executive Office. the Security Parties' chief executive office and chief place of business and the office in which the records relating to the earnings and other receivables of each Subsidiary are kept is located at 3rd Floor, Par La Ville Place, 14 Par La Ville Road, Hamilton HM, 11 Bermuda;

(m)  Foreign Trade Control Regulations. none of the transactions contemplated herein will violate the provisions of any statute or regulation enacted to prohibit or limit economic transactions with foreign Persons including, without limitation, the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

(n)  Equity Ownership. the Borrower is a wholly-owned subsidiary of Seasak OBO Holdings Ltd., which is a wholly-owned subsidiary of the Guarantor;

(o)  Environmental Matters and Claims. (a) except as heretofore disclosed in writing to the Administrative Agent and the Lenders (i) the Borrower and its Affiliates will, when required to operate their business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii) the Borrower and its Affiliates will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) neither the Borrower nor its Affiliates has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrower in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Administrative Agent there is no Environmental Claim pending or threatened against the Borrower or any Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such persons the adverse disposition of which may result in a Material Adverse Effect;

(p)  Compliance with ISM Code, the ISPS Code and the MTSA. the Vessel complies and the Operator complies with the requirements of the ISM Code, the ISPS Code and the MTSA including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

(q)  No Threatened Withdrawal of DOC, ISSC or SMC. there is no actual or, to the best of the Borrower’s knowledge, threatened withdrawal of the Operator’s DOC or the Vessel’s ISSC or SMC or other certification or documentation related to the ISM Code or otherwise required for the operation of the Vessel;

(r)  Liens. other than as permitted hereby, there are no liens of any kind on any property owned by the Borrower or any Subsidiary of the Borrower;

(s)  Debt. other than as permitted hereby, the Borrower has no Debt;

(t)  No Proceedings to Dissolve. there are no proceedings or actions pending or contemplated by any Security Party, or, contemplated by any third party, to dissolve or terminate any Security Party;

(u)  Solvency. in the case of each of the Security Parties, (a) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (b) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (c) it does not and will not have unreasonably small working capital with which to continue its business and (d) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(v)  Compliance with Laws. each of the Security Parties is in compliance with all applicable laws except where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect; and

(w)  Survival. all representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Loan and the issuance of the Note.

3.  THE LOAN

3.1.  Purpose/Making of the Loan.

(a)  Purpose. The Lenders shall make the Loan available to the Borrower for the purpose of financing a portion of the acquisition price to be paid for the Vessel.

(b)  Making of the Loan.

(i)
Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby severally and not jointly agrees with the Borrower that, subject to and upon the terms of this Loan Agreement, it will, not later than 11:00 A.M. (New York time) on the Drawdown Date (except as provided in subsection (ii) of this Section), make its portion of the Loan, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address and to such account as set forth on Schedule 1 or to such account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Unless the Administrative Agent determines that any applicable condition specified in Section 4.1 or 4.2 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the aforesaid address, subject to the receipt of the funds by the Administrative Agent as provided in the immediately preceding sentence, not later than 10:00 A.M. (New York City time) on the Drawdown Date, and in any event as soon as practicable after receipt. The Loan shall be repayable as provided in Section 5.

(ii)
Unless the Administrative Agent shall have received notice from a Lender prior to the Drawdown Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Loan, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Drawdown Date in accordance with this Section 3.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower (but without duplication and not if such Lender is an affiliate of the Administrative Agent) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of (y) the LIBOR rate for overnight or weekend deposits plus the Applicable Margin and (z) the interest rate applicable thereto pursuant to Section 6.1 and (ii) in the case of such Lender, the LIBOR rate for overnight or weekend deposits. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s share of the Loan included in such amount for purposes of this Loan Agreement as of the date such amount was repaid. Nothing in this subsection (b)(ii) shall be deemed to relieve any Lender of its obligation to make its share of the Loan to the extent provided in this Loan Agreement. In the event that the Borrower is required to repay the Loan to the Administrative Agent pursuant to this Section 3.1(b)(ii), as between the Borrower and the defaulting Lender, the liability for any breakfunding costs as described in Section 4.3 shall be borne by the defaulting Lender. If the defaulting Lender has not paid any such breakage costs upon demand by the Administrative Agent therefor, the Borrower shall pay such breakage costs upon demand by the Administrative Agent and the Borrower shall be entitled to recover any such payment for breakfunding costs made by the Borrower from the defaulting Lender.

3.2.  Drawdown Notice. The Borrower shall, by 11:00 a.m. New York time, at least three (3) Banking Days before the Drawdown Date, serve a notice (a “Drawdown Notice”), substantially in the form of Exhibit I, on the Administrative Agent, which notice shall (a) be in writing addressed to the Administrative Agent, (b) be effective on receipt by the Administrative Agent, (c) specify the amount of the Loan to be drawn, (d)  specify the Banking Day on which the Loan is to be drawn and, subject to the terms of Section 6.3 hereof, the Interest Period, (e) specify the disbursement instructions and (f) be irrevocable. The Administrative Agent shall deliver the Drawdown Notice to Lenders as soon as practicable after its receipt thereof.

3.3.  Effect of Drawdown Notice. The Drawdown Notice shall be deemed to constitute a warranty by the Borrower (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of the Drawdown Notice and will be true and correct on and as of the Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or passage or both would constitute an Event of Default has occurred and is continuing.

4.  CONDITIONS

4.1.  Conditions Precedent to the Effectiveness of this Loan Agreement. The effectiveness of this Loan Agreement and the obligation of the Lenders to make the Loan available to the Borrower under this Loan Agreement shall be expressly subject to the following conditions precedent:

(a)  Corporate Authority. the Administrative Agent shall have received the following documents in form and substance satisfactory to the Administrative Agent:

(i)
copies, certified as true and complete by an officer of the Borrower, of the resolutions of the board of directors of the Borrower evidencing approval of this Loan Agreement and the Note and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)
copies, certified as true and complete by an officer of the Guarantor, of the resolutions of the board of directors evidencing approval of this Loan Agreement, and those Security Documents to which it is to be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)
copies, certified as true and complete by an officer of each Security Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than such Security Party as may be required by the Administrative Agent), approvals or consents with respect to this Loan Agreement, the Note and the Security Documents;

(iv)
copies, certified as true and complete by an officer of the respective Security Party, of the certificate of incorporation and by-laws, certificate of formation and operating agreement, or equivalent instruments thereof;

(v)
certificate of an authorized officer of the Guarantor certifying that it legally and beneficially directly owns, all of the issued and outstanding capital stock, of Seasak OBO Holdings Ltd., and that Seasak OBO Holdings Ltd. legally and beneficially owns all of the issued and outstanding capital stock of the Borrower, and all such capital stock is free and clear of any liens, claims, pledges or other encumbrances whatsoever;

(vi)	certificate of an officer of the Guarantor confirming the solvency of the Guarantor;

(vii)	certificate of an authorized officer of the Guarantor (other than the Borrower) certifying as to the record ownership of all of its issued and outstanding capital stock; and

(viii)	certificates of the jurisdiction of incorporation or formation, as the case may be, of each Security Party as to the good standing thereof;

(b)  The Loan Agreement. the Borrower shall have duly executed and delivered this Loan Agreement to the Administrative Agent;

(c)  The Note. the Borrower shall have duly executed and delivered the Note to the Administrative Agent;

(d)  The Guarantor. the Guarantor shall have duly executed and delivered the Consent and Agreement and the Guaranty to the Administrative Agent;

(e)  The Vessel. the Administrative Agent shall have received evidence satisfactory to it that the Vessel:

(i)	has been delivered to the Borrower;

(ii)
is in the sole and absolute ownership of the Borrower and duly registered in the Borrower’s name under Bahamian flag, unencumbered, save and except for the Mortgage, recorded against it and as otherwise permitted thereby;

(iii)	is classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations;

(iv)	is operationally seaworthy and in every way fit for its intended service;

(v)	is insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurance have been complied with;

(f)  Vessel Documents. Upon the delivery of the Vessel, the Borrower shall have duly executed and delivered to the Administrative Agent:

(i)	the Mortgage over the Vessel;

(ii)	an Insurances Assignment with respect to the Vessel;

(iii)	an Earnings Assignment with respect to the Vessel;

(iv)	the Assignment Notices with respect to the Insurances Assignment and Earnings Assignment;

(v)	Uniform Commercial Code Financing Statements for filing with the District of Columbia and in such other jurisdictions as the Administrative Agent may reasonably require;

(g)  Vessel Liens. the Administrative Agent shall have received evidence satisfactory to it and to its legal advisor that, save for the liens created by the Mortgage and the Assignments relating to the Vessel, there are no liens, charges or encumbrances of any kind whatsoever on the Vessel or on its earnings except as permitted hereby or by any of the Security Documents;

(h)  ISM DOC. the Administrative Agent shall have received a copy of the DOC for the Vessel;

(i)  Environmental Claims. the Administrative Agent shall be satisfied that neither the Borrower nor any of its Affiliates is subject to any Environmental Claim;

(j)  Fees. the Administrative Agent shall have received payment in full of all fees and expenses then due to the Agents and/or the Lenders under Section 13;

(k)  Accounts. the Borrower shall have established a master operating account into which Assigned Moneys are to be paid (the “Operating Account”) with the Depositary and shall have pledged its interest in the Operating Account and all other accounts in the Borrower’s name to the Security Agent pursuant to an Account Pledge;

(l)  Compliance Certificate. the Administrative Agent having received a Compliance Certificate from each Security Party with respect to the most recently ended fiscal quarter;

(m)  Vessel Appraisal. the Administrative Agent having received an appraisal with respect to the Fair Market Value on or about thirty (30) days prior to the date hereof;

(n)  Charter Agreement. the Administrative Agent having received a copy of the Charter Agreement;

(o)  Money Laundering Due Diligence. the Administrative Agent having received such documentation and other evidence as is reasonably requested by the Administrative Agent in order for each of the Lenders to carry out and be satisfied with the results of all necessary “know your client” or other checks which is required to carry out in relation to the transactions contemplated by this Loan Agreement, the Note and the Security Documents;

(p)  Legal Opinions. the Administrative Agent, on behalf of the Agents and the Lenders, shall have received legal opinions addressed to the Administrative Agent from (i) Parker Wise, Esq., counsel for the Security Parties, (ii) Higgs & Johnson, special Bahamian counsel to the Agents and the Lenders, and (iii) Seward & Kissel LLP, special counsel to the Agents and Lenders, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York, the Republic of the Marshall Islands, the Republic of Liberia and the Commonwealth of the Bahamas covering the representations and conditions which are the subjects of Section 2 and this Section 4.1.

4.2.  Further Conditions Precedent. The obligation of the Lenders to make the Loan available to the Borrower under this Loan Agreement shall be expressly and separately subject to the following further conditions precedent on the Drawdown Date:

(a)  Drawdown Notice. the Administrative Agent having received a Drawdown Notice in accordance with the terms of Section 3.2;

(b)  Representations and Warranties. the representations stated in Section 2 (updated mutatis mutandis to such date) being true and correct as if made on and as of that date;

(c)  No Event of Default. no Event of Default having occurred and being continuing and no event having occurred and being continuing which, with the giving of notice or passage, or both, would constitute an Event of Default;

(d)  No Change in Laws. the Administrative Agent being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Security Party to make any payment as required under the terms of this Loan Agreement, the Note, the Security Documents or any of them; and

(e)  No Material Adverse Effect. there having been no Material Adverse Effect since the date hereof.

4.3.  Breakfunding Costs. In the event that, on the date specified for the making of the Loan in the Drawdown Notice, the Lenders shall not be obliged under this Loan Agreement to make the Loan available, the Borrower shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of the Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrower as to the extent of any such losses.

4.4.  Satisfaction after Drawdown. Without prejudice to any of the other terms and conditions of this Loan Agreement, in the event the Lenders, in their sole discretion, make the Loan available prior to the satisfaction of all or any of the conditions referred to in Sections 4.1 or 4.2, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days after the Drawdown Date (or such longer period as the Lenders, in their sole discretion, may agree).

5.  REPAYMENT AND PREPAYMENT

5.1.  Repayment. Subject to the provisions of this Section 5 regarding prepayments and the application thereof, the Borrower shall repay the principal amount of the Loan on each of the Payment Dates in sixteen (16) consecutive installments payable quarterly in arrears commencing on the date occurring three (3) months after the Drawdown Date, each installment being in the amount of Five Hundred Fifty Thousand Dollars ($550,000), the final such installment to be paid together with a balloon payment in the amount of Three Million Two Hundred Thousand Dollars ($3,200,000).

5.2.  Voluntary Prepayment; No Re-Borrowing. The Borrower may prepay, upon five (5) Banking Days written notice, the outstanding amount of the Loan or any portion thereof, without penalty, provided that if such prepayment is made on a day other than the last day of the Interest Period such prepayment shall be made together with the costs and expenses provided for in Section 5.4. Each prepayment shall be in a minimum amount of One Million Dollars ($1,000,000) plus any Five Hundred Thousand Dollar ($500,000) multiple thereof or the full amount of the Loan then outstanding. Prepayments shall be applied to the remaining installments in the inverse order of their due date for payment and will not be available for re-borrowing.

5.3.  Mandatory Prepayment Sale or Loss of Vessel. On (i) any sale of the Vessel or (ii) the earlier of (x) ninety (90) days after the Total Loss of the Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the Borrower or the Security Agent as assignee thereof, the Borrower shall repay the Loan in full and all other amounts owed under the Loan or otherwise in connection with the Loan.

5.4.  Interest and Costs with Prepayments/Application of Prepayments. Any prepayment of the Loan made hereunder (including, without limitation, those made pursuant to Sections 5 and 10.4) shall be subject to the condition that on the date of prepayment all accrued interest to the date of such prepayment shall be paid in full, together with any and all costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower).

6.  INTEREST AND RATE

6.1.  Applicable Rate. The Loan shall bear interest at the Applicable Rate, which shall be the rate per annum which is equal to the aggregate of (a) LIBOR for the relevant Interest Period, plus (b) the Applicable Margin. The Applicable Rate shall be determined by the Administrative Agent two (2) Banking Days prior to the first (1st) day of the relevant Interest Period and the Administrative Agent shall promptly notify the Borrower in writing of the Applicable Rate as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Borrower.

6.2.  Default Rate. Any amounts due under this Loan Agreement, not paid when due, whether by acceleration or otherwise, shall bear interest thereafter from the due date thereof until the date of payment at a rate per annum equal to the sum of (i) the Applicable Rate, plus (ii) two percent (2%) per annum (the “Default Rate”). In addition, following the occurrence of any Event of Default and until such Event of Default is cured to the satisfaction of the Majority Lenders, the Loan shall bear interest at the Default Rate.

6.3.  Interest Periods. The Borrower shall give the Administrative Agent an Interest Notice specifying the Interest Period selected for the next subsequent Interest Period by 11:00 a.m. New York time at least three (3) Banking Days prior to the end of any then existing Interest Period, which notice the Administrative Agent agrees to forward on to all Lenders on a same day basis or as soon as practicable. If at the end of any then existing Interest Period the Borrower fail to give an Interest Notice, the relevant Interest Period shall be three (3) months. The Borrower’s right to select an Interest Period shall be subject to the restriction that no selection of an Interest Period shall be effective unless each Lender is satisfied that the necessary funds will be available to such Lender for such period and that no Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default shall have occurred and be continuing. The Borrower shall reimburse the Lenders for any and all costs or expenses incurred by the Lenders in connection with any breaking of funding (as certified by each Lender, which certification, absent manifest error, shall be conclusive and binding in the Borrower) as a consequence of such consolidation.

6.4.  Interest Payments. Accrued interest on the Loan shall be payable in arrears on the last day of each Interest Period, except that if the Borrower shall select an Interest Period in excess of three (3) months, accrued interest shall be payable during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period.

7.  PAYMENTS

7.1.  Place of Payments, No Set Off. All payments to be made hereunder by the Borrower shall be made to the Administrative Agent, not later than 10 a.m. New York time (any payment received after 10 a.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 609 Fifth Avenue, Fifth Floor, New York, New York 10017-1021, or to such other office of the Administrative Agent as the Administrative Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes, provided, however, that if the Borrower shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then the Borrower shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrower shall promptly send to the Administrative Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders.

7.2.  Tax Credits. If any Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrower has paid additional amounts as aforesaid in Section 7.1, then such Lender shall pay an amount to the Borrower which that Lender determines will leave it (after such payment) in the same position as it would have been had the Tax payment not been made by the Borrower. Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable and if, in the opinion of that Lender, is not prejudicial to it, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes. Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange their tax affairs in such way as they, in their sole discretion, deem appropriate. In particular, no Lender shall be required to obtain such tax credit, if this interferes with the way such Lender normally deals with its tax affairs.

7.3.  Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of the Federal Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, exercised or received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) as a result of which its funded Commitment shall be proportionately less than the funded Commitment of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the funded Commitment of such other Lender so that the aggregate funded Commitment of each Lender shall be in the same proportion to the aggregate funded Commitments then outstanding as its funded Commitment prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all funded Commitments outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 7.3 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a funded Commitment deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made available its share of the Loan. The Borrower expressly consents to the foregoing arrangement.

7.4.  Computations; Banking Days. (a) All computations of interest and fees shall be made by the Administrative Agent or the Lenders, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. Each determination by the Administrative Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error;

(b)  Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

8.  EVENTS OF DEFAULT

8.1.  Events of Default. The occurrence of any of the following events shall be an Event of Default:

(a)  Non-Payment of Principal. any payment of principal is not paid when due; or

(b)  Non-Payment of Interest or Other Amounts. any interest or any other amount becoming payable to any Creditor under this Loan Agreement, under the Note or under any of the Security Documents is not paid within three (3) Banking Days of the due date or date of demand (as the case may be); or

(c)  Representations. any representation, warranty or other statement made by any Security Party in this Loan Agreement or any of the Security Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect as at the date as of which made or confirmed; or

(d)  Impossibility; Illegality. it becomes impossible or unlawful for the Borrower or the Guarantor to fulfill any of its covenants or obligations hereunder, under the Note or under any of the Security Documents or for any of the Lenders to exercise any of the rights vested in any of them hereunder, under the Note or under any of the Security Documents; or

(e)  Mortgage. there is an event of default under the Mortgage; or

(f)  Covenants. any Security Party (i) defaults in the due and punctual observance or performance of Sections 9.1(a), 9.1(c), 9.1(d), 9.1(h), 9.1(j), 9.1(k), 9.1(p), 9.2(i) or 9.2(l) and such default continued unremedied for a period of sixty (60) days or (ii) defaults under any other term, covenant or agreement contained in this Loan Agreement, in the Note, in any of the Security Documents or in any other instrument, document or other agreement delivered in connection herewith or therewith, or there occurs any other event which constitutes a default under this Loan Agreement, under the Note or under any of the Security Documents, in each case other than an Event of Default referred to elsewhere in this Section 8.1; or

(g)  Debt. (i) any Security Party shall default in the payment when due of (x) any Financial Indebtedness, or (y) any Debt other than Financial Indebtedness or any other debt, in either case, in the outstanding principal amount equal to or exceeding Five Hundred Thousand Dollars ($500,000); or (ii) such Debt or debt is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Debt or debt and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and the Security Party, Subsidiary or Affiliate of the Guarantor, as the case may be, shall set aside on its books adequate reserves with respect thereto; or

(h)  Ownership of Borrower. the Guarantor shall cease to own directly or indirectly, one hundred percent (100%) of the Borrower; or

(i)  Bankruptcy. any Security Party, any Subsidiary or any Affiliate of the Guarantor commences any proceeding under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a “Proceeding”), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of thirty (30) days or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty (30) days or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or of, or for, any substantial portion of its property; or

(j)  Termination of Operations; Sale of Assets. except as expressly permitted under this Loan Agreement, any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of any Security Party are seized or otherwise appropriated; or

(k)  Judgments. any judgment or order is made, the effect whereof would be to render ineffective or invalid this Loan Agreement, the Note or any of the Security Documents or any material provision thereof, or the Borrower or any Security Party asserts that any such agreement or provision thereof is invalid; or

(l)  Inability to Pay Debts. any Security Party, any Subsidiary or any Affiliate of the Guarantor is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of the Borrower or any Affiliate of the Borrower; or

(m)  Change in Financial Position. any change in the financial position of the any Security Party or any Affiliate thereof which, in the opinion of the Majority Lenders, shall have a Material Adverse Effect; or

(n)  Change in Control. a Change of Control shall occur with respect to any Security Party; or

(o)  Cross-Default. any Security Party, any Subsidiary or any Affiliate thereof defaults under any material contract or material agreement to which it is a party or by which it is bound; or

Upon and during the continuance of any Event of Default, the Lenders' obligation to make its share of the Loan available shall cease and the Administrative Agent may, and on the instructions of the Majority Lenders shall, by notice to the Borrower, declare the entire unpaid balance of the then outstanding Loan, accrued interest and any other sums payable by the Borrower hereunder or under the Note due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (i) or (l) of this Section 8.1 with respect to any Security Party, the Note shall be immediately due and payable without declaration or other notice to such Security Party. In such event, the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Loan Agreement, in the Note or in any Security Document, or in aid of the exercise of any power granted herein or therein, or the Lenders may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Security Document or by applicable law for the collection of all sums due, or so declared due, on the Note. Without limiting the foregoing, the Security Parties agree that during the continuance of any Event of Default each of the Lenders shall have the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of such Security Party to the Lenders hereunder and/or under the Note (whether or not then due) all moneys and other amounts of such Security Party then or thereafter in possession of any Lender, the balance of any deposit account (demand or time, mature or unmatured) of such Security Party then or thereafter with any Lender and every other claim of such Security Party then or thereafter against any of the Lenders.

8.2.  Indemnification. The Borrower agrees to, and shall, indemnify and hold the Agents and the Lenders harmless against any loss, as well as against any costs or expenses (including legal fees and expenses), which any of the Agents or the Lenders sustains or incurs as a consequence of any default in payment of the principal amount of the Loan, interest accrued thereon or any other amount payable hereunder, under the Note or under any Security Documents, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Loan or any portion thereof. Any Lenders' certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrower.

8.3.  Application of Moneys. Except as otherwise provided in any Security Document, all moneys received by the Creditors under or pursuant to this Loan Agreement, the Note or any of the Security Documents after the happening of any Event of Default (unless cured to the satisfaction of the Majority Lenders) shall be applied by the Administrative Agent in the following manner:

(a)  first, in or towards the payment or reimburse-ment of any expenses, including breakfunding costs, or liabilities incurred by the Agents, or the Lenders in connection with the ascertainment, protection or enforcement of their rights and remedies hereunder, under the Note and under any of the Security Documents;

(b)  secondly, in or towards payment of any interest owing in respect of the Loan;

(c)  thirdly, in or towards repayment of principal of the Loan;

(d)  fourthly, in or towards payment of all other sums which may be owing to the Agents, or any of them, or the Lenders under this Loan Agreement, under the Note or under any of the Security Documents; and

(e)  fifthly, the surplus (if any) shall be paid to the Borrower or to whosoever else may be entitled thereto.

9.  COVENANTS

9.1.  Affirmative Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Loan Agreement, under the Note or under any of the Security Documents, the Borrower will:

(a)  Performance of Agreements. duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Agents and the Lenders) of, the terms of this Loan Agreement, the Note and the Security Documents;

(b)  Notice of Default, etc. promptly upon, and in any event no later than five (5) Banking Days after, obtaining knowledge thereof, inform the Administrative Agent of the occurrence of (a) any Event of Default or of any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or threatened against it or against any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim, (c) the withdrawal of the Vessel's rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(c)  Obtain Consents. without prejudice to Section 2.1 and this Section 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and the other Security Parties’ respective obligations under this Loan Agreement, under the Note and under the Security Documents;

(d)  Financial Information. deliver to each Lender:

(i)
as soon as available but not later than one hundred fifty (150) days after the end of each fiscal year of the Borrower, complete copies of the financial reports of the Borrower (and after the Financial Covenants Commencement Date, together with a Compliance Certificate), all in reasonable detail, which shall include at least the balance sheet of the Borrower as of the end of such year and the related statements of income and sources and uses of funds for such year, and such reports may be unaudited, but shall be certified to be true and complete by the chief financial officer of the Borrower;

(ii)
as soon as available but not later than seventy-five (75) days after the end of each of the first three quarters of each fiscal year of the Borrower, a quarterly interim balance sheet of the Borrower and the related profit and loss statements and sources and uses of funds (and after the Financial Covenants Commencement Date, together with a Compliance Certificate), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Borrower;

(iii)
as soon as available but not later than one hundred fifty (150) days after the end of each fiscal year of the Guarantor, complete copies of the consolidated financial reports of the Guarantor and its Subsidiaries (and after the Financial Covenants Commencement Date, together with a Compliance Certificate), all in reasonable detail, which shall include at least the consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an Acceptable Accounting Firm;

(iv)
as soon as available but not later than seventy-five (75) days after the end of the first three quarters of each fiscal year of the Guarantor, a quarterly interim consolidated balance sheet of the Guarantor and the related consolidated profit and loss statements and sources and uses of funds (and after the Financial Covenants Commencement Date, together with a Compliance Certificate), all in reasonable detail, which shall be audited reports prepared by an Acceptable Accounting Firm;

(v)
within ten (10) days of a Security Party’s receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of such Security Party;

(vi)
such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Administrative Agent may from time to time request, certified to be true and complete by the chief financial officer of the respect Security Party;

(e)  Vessel Valuations. reimburse the Administrative Agent for the cost of appraisals of the Fair Market Value. The Administrative Agent shall be entitled to obtain such valuations from two ship brokers approved by the Lenders two times in each calendar year and upon the occurrence of an Event of Default;

(f)  Corporate Existence. do or cause to be done, and procure that the Guarantor shall do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of its business;

(g)  Books and Records. at all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;

(h)  Taxes and Assessments. pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

(i)  Inspection. allow, upon ten (10) Banking Days notice from the Administrative Agent, any representative or representatives designated by the Administrative Agent, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers, all at such times and as often as the Administrative Agent requests;

(j)  Inspection and Survey Reports. if the Administrative Agent shall so request and upon reasonable notice, the Borrower shall permit the Administrative Agent to inspect the Vessel and shall provide the Administrative Agent with copies of all internally generated inspection or survey reports on the Vessel and, once in any twelve month period, the Administrative Agent may require a review of class records and an inspection report prepared by a surveyor appointed by the Administrative Agent, the results of such class record review and inspection report to be satisfactory to the Administrative Agent;

(k)  Compliance with Statutes, Agreements, etc. do or cause to be done all things necessary to comply with all contracts or agreements to which it, or any Subsidiary is a party, and all laws, and the rules and regulations thereunder, applicable to the Borrower, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(l)  Environmental Matters. promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent a certificate of an executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates: (a) its receipt or the receipt by any other Security Party or any Environmental Affiliates of the Borrower or any other Security Party of any written communication whatsoever that alleges that such person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it, or by any other Security Party or any Environmental Affiliates of the Borrower or any other Security Party that there exists any Environmental Claim pending or threatened against any such person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any other Security Party or against any Environmental Affiliates of the Borrower or any other Security Party, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Administrative Agent, it will submit to the Administrative Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(m)  Vessel Management. cause the Vessel to be managed technically by B+H Management Ltd., a Bermuda Corporation, or an affiliate of the Guarantor or a company selected by the Borrower and approved by the Lenders; provided, however, that the Vessel may be technically managed by Paradise Navigation S.A. until March 31, 2007, and the Borrower will procure that the Guarantor shall supervise the special survey of the Vessel scheduled to be conducted in December 2006, which is to be undertaken by Paradise Navigation S.A.;

(n)  Vessel Employment. cause the Vessel to be employed under the Charter through and including March 11, 2007, and thereafter to trade from time to time on spot or time charter or under a contract of affreightment with an Acceptable Charterer;

(o)  Assignment of Charter. upon the entry by the Borrower into any charter in respect of the Vessel with a duration of twelve (12) months or more, execute a Charter Assignment in respect of such charter;

(p)  ISM Code, ISPS Code and MTSA Matters. (i) procure that the Operator will comply with and ensure the Vessel will comply with the requirements of the ISM Code, ISPS Code and MTSA in accordance with the implementation schedule thereof, including (but not limited to) the maintenance and renewal of valid certificates and when required, security plans, pursuant thereto; and (ii) will procure that the Operator will immediately inform the Administrative Agent if there is any threatened or actual withdrawal of its DOC, SMC or the ISSC in respect of the Vessel; and (iii) will procure that the Operator will promptly inform the Administrative Agent upon the issuance to the Borrower or Operator of a DOC and the issuance to the Vessel of an SMC or ISSC;

(q)  Brokerage Commissions, etc. indemnify and hold each of the Creditors and the Lenders harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party resulting from the transactions contemplated hereby;

(r)  Operating Account; Assignment. maintain an Operating Account with the Depositary and, upon the request of the Administrative Agent, shall procure that all earnings of the Vessel shall be paid into the Operating Account and, hereby pledges, assigns and grants to the Security Agent, for the benefit of the Lenders, a security interest in all funds from time to time in the Operating Account; and

(s)  Insurance. maintain, and cause each other Security Party to maintain, with financially sound and reputable insurance companies, insurance on all their respective properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time.

9.2.  Negative Covenants. The Borrower covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Loan Agreement, under the Note or under any of the Security Documents, the Borrower will not, and will procure that the Guarantor will not, to the extent of Sections 9.2(e), (g), (h), (i), or (j), without the prior written consent of the Majority Lenders (or all of the Lenders if required by Section 15.8):

(a)  Liens. create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any Collateral except:

(i)	liens for taxes not yet payable for which adequate reserves have been maintained;

(ii)	the Mortgage, the Assignments and other liens in favor of the Security Agent;

(iii)	liens, charges and encumbrances against the Vessel permitted to exist under the terms of the Mortgage; and

(iv)
pledges of certificates of deposit or other cash collateral securing any Security Party's reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Security Party in connection with the establishment of the financial responsibility of the Security Parties under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced;

(b)  Debt. with respect to the Borrower (i) incur any Debt, excluding Debt to the Agents or any of the Lenders hereunder, other than in the ordinary course of business, (ii) incur any Debt that would cause the Borrower to be in default under any provision of Section 8.3 or (iii) make advances or extend credit to, or become obligated, contingently or otherwise, in respect of any Debt of, a third party;

(c)  Change of Flag, Class, Management or Ownership. change the flag of the Vessel other than to a jurisdiction acceptable to the Majority Lenders, their Classification Society other than to another member of the International Association of Classification Societies, the technical management of the Vessel other than to one or more technical management companies acceptable to the Majority Lenders or the immediate or ultimate ownership of the Vessel;

(d)  Chartering. enter into any charter with respect to the Vessel with any party other than the Guarantor or a Subsidiary or an Affiliate thereof, having a duration, including any options to extend such charter, of more than twelve (12) months without the prior consent of the Majority Lenders;

(e)  Change in Business. materially change the nature of its business or commence any business materially different from its current business;

(f)  Sale or Pledge of Shares. sell, assign, transfer, pledge or otherwise convey or dispose of any of the shares (including by way of spin-off, installment sale or otherwise) of the capital stock of the Borrower;

(g)  Sale of Assets. sell, or otherwise dispose of, the Vessel (unless otherwise in accordance with this Loan Agreement) or, with respect to the Guarantor, any other asset (including by way of spin-off, installment sale or otherwise) which is substantial in relation to its assets taken as a whole; unless immediately before and after giving effect to such sale or disposition, no Event of Default shall have occurred and be continuing, and the acquirer in such sale or disposition shall have assumed all liabilities and obligations of the Borrower shall have provided not less than ten (10) Banking Days in advance, a certificate declaring that no Event of Default exists or would result from such sale or disposition and demonstrating compliance on a pro-forma basis with all covenants contained in this Loan Agreement. Such acquirer shall be required to make the same representations and warranties made by the Borrower and the Guarantor herein;

(h)  Changes in Offices. change the location of the chief executive office of any Security Party, the office of the chief place of business of any such parties or the office of the Security Parties in which the records relating to the earnings or insurances of the Vessel are kept unless the Lenders shall have received thirty (30) days prior written notice of such change;

(i)  Consolidation and Merger. consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it; unless immediately before and after giving effect to such consolidation or merger, no Event of Default shall have occurred and be continuing, and the survivor in such consolidation or merger shall have assumed all liabilities and obligations of the parties thereto and the Borrower shall have provided not less than ten (10) Banking Days in advance, a certificate declaring that no Event of Default exists or would result from such consolidation or merger and demonstrating compliance on a pro-forma basis with all covenants contained in this Loan Agreement. Such surviving entity shall be required to make the same representations and warranties made by the Borrower and the Guarantor herein;

(j)  Change Fiscal Year. change its fiscal year;

(k)  Use of Corporate Funds. the Borrower will not pay out any funds to any company or person except (i) in the ordinary course of business in connection with the management of the business of the Borrower and its Subsidiaries, including the operation and/or repair of the Vessel and other vessels owned or operated by such parties and (ii) the servicing of the Debt permitted hereunder if immediately before and after the making of such payment, an Event of Default shall have occurred or be continuing;

(l)  Issuance of Shares. permit the Borrower to issue or dispose of any shares of its own capital stock to any person other than the Guarantor;

(m)  No Money Laundering. in connection with this Loan Agreement or any of the Security Documents, contravene or permit any Subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities) and comparable United States Federal and state laws. In addition, the Borrower confirms that it is the beneficiary (within the meaning of Section 8 of the German Money Laundering Act (Geldw’schegesetz)) for the Loan made available to it. The Borrower will promptly inform the Lenders (by written notice to the Agent) if the Borrower is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary;

(n)  Use of Proceeds. will not use the proceeds of the Loan in violation of Regulation T, U or X; and

9.3.  Asset Maintenance. If at any time during the term of the Loan Agreement, the outstanding amount of the Loan is greater than the Permitted Percentage of the Fair Market Value, the Borrower shall, within a period of thirty (30) days following receipt by the Borrower of written notice from the Administrative Agent notifying the Borrower of such excess and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrower), either (i) deliver to the Security Agent such additional collateral as may be satisfactory to the Lenders in their sole discretion of sufficient value to make the aggregate of Fair Market Value plus the additional collateral, equal to the Required Percentage of the outstanding amount of the Loan or (ii) the Borrower shall prepay such amount of the Loan (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.4) as shall result in the Fair Market Value being not less than the Required Percentage

10.  ASSIGNMENT

This Loan Agreement shall be binding upon, and inure to the benefit of, the Borrower and the Lenders, the Agents and their respective successors and assigns, except that the Borrower may not assign any of its rights or obligations hereunder. Each Lender shall be entitled to assign their respective rights and obligations under this Loan Agreement or grant participation(s) in the Loan to any subsidiary, holding company or other affiliate of such Lender, to any subsidiary or other affiliate company of any thereof or to any other bank or financial institution or collateralized loan obligation trust or fund (a “CLO”) without the consent of the Borrower. Except for the Agent, which shall retain an interest in this Loan in an amount equal to at least 25% thereof, each Lender may transfer all or any part of its rights, benefits and its obligations under this Loan Agreement and any of the other Security Documents to any subsidiary or other affiliate company of any thereof or to any other bank or financial institution or CLO (the “Transferee”) if the Transferee, by delivery of such undertaking, becomes bound by the terms of this Loan Agreement and agrees to perform all or, as the case may be, part of such Lender’s obligations under this Loan Agreement. Each Lender may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Lender in relation to the Loan Agreement and such information about the Borrower as such Lender shall consider appropriate. The Borrower will take all actions requested by the Agents or any Lender to effect such assignment, including, without limitation, the execution of a written consent to any Assignment and Assumption Agreement.

11.  ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1.  Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Loan Agreement, such Lender shall inform the Administrative Agent and the Borrower to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrower shall be required either to repay to such Lender that portion of the Loan advanced by such Lender immediately or, if such Lender so agrees, to repay such portion of the Loan to such Lender on the last day of any then current Interest Period in accordance with and subject to the provisions of Section 11.5. In any such event, but without prejudice to the aforesaid obligations of the Borrower to repay such portion of the Loan, the Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Loan available from another jurisdiction or otherwise restructuring such portion of the Loan on a basis which is not unlawful.

11.2.  Increased Costs. If any change in applicable law, regulation or regulatory requirement (including any applicable law, regulation or regulatory requirement which relates to capital adequacy or liquidity controls or which affects the manner in which any Lender allocates capital resources under this Loan Agreement), or in the interpretation or application thereof by any governmental or other authority, shall:

(i)	subject any Lender to any Taxes with respect to its income from the Loan, or any part thereof; or

(ii)
change the basis of taxation to any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Loan Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of the Borrower or any of the other Security Parties) or such other jurisdiction where the Loan may be payable); or

(iii)
impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender; or

(iv)	impose on any Lender any other condition affecting the Loan or any part thereof;

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part thereof or to reduce the amount of any payment received by such Lender, then and, in any such case, if such increase or reduction, in the opinion of such Lender, materially affects the interests of such Lender under or in connection with this Loan Agreement:

(i)	the Lender shall notify the Administrative Agent and the Borrower of the happening of such event, and

(ii)	the Borrower agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction.

11.3.  Nonavailability of Funds. If the Administrative Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for the Loan for any Interest Period, the Administrative Agent shall give notice of such determination to the Borrower. The Majority Lenders shall then determine the interest rate and/or Interest Period to be substituted for those which would otherwise have applied under this Loan Agreement. If the Majority Lenders are unable to agree upon such a substituted interest rate and/or Interest Period within thirty (30) days of the giving of such determination notice, the Administrative Agent shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the Margin plus the cost to the Lenders (as certified by each Lender) of funding the Loan. In the event the state of affairs referred to in this Section 11.3 shall extend beyond the end of the Interest Period, the foregoing procedure shall continue to apply until circumstances are such that the Applicable Rate may be determined pursuant to Section 6.

11.4.  Lender's Certificate Conclusive. A certificate or determination notice of any Lender as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrower.

11.5.  Compensation for Losses. Where the Loan or any portion thereof is to be repaid by the Borrower pursuant to this Section 11, the Borrower agrees simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrower to the relevant Lender pursuant to this Loan Agreement, together with such amounts as may be certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.

12.  CURRENCY INDEMNITY

12.1.  Currency Conversion. If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Loan Agreement, the Note or any of the Security Documents, then the conversion shall be made, in the discretion of the Administrative Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Administrative Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Loan Agreement, the Note, the Guaranty and/or any of the Security Documents.

12.2.  Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under this Loan Agreement, the Note and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.

12.3.  Additional Debt Due. Any amount due from the Borrower under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Loan Agreement, the Note and/or any of the Security Documents.

12.4.  Rate of Exchange. The term “rate of exchange” in this Section 12 means the rate at which the Administrative Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

13.  FEES AND EXPENSES

13.1.  Fees. The Borrower shall pay to the Administrative Agent an arrangement fee of One Hundred Thousand Dollars ($100,000) payable upon the execution of this Agreement.

13.2.  Expenses. The Borrower agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Agents for their payment of, the expenses of the Agents and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Agents' and the Lenders' rights or remedies with respect thereto or in the preservation of the Agent's and the Lenders' priorities under the documentation executed and delivered in connection therewith), including, without limitation, all costs and expenses of preparation, negotiation, execution and administration of this Loan Agreement and the documents referred to herein (including, but not limited to, value added tax imposed on any Lender related to those expenses), the fees and disbursements of the Agents' and Lenders' counsel in connection therewith, as well as the fees and expenses of any independent appraisers, surveyors, engineers, inspectors and other consultants retained by the Agents in connection with this Agreement and the transactions contemplated hereby and under the Security Documents, all costs and expenses, if any, in connection with the enforcement of this Loan Agreement, the Note and the Security Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Agents and the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrower to the Agents or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrower to such party or parties after payment thereof (if the Agents or the Lenders, at their sole discretion, chooses to make such payment).

14.  APPLICABLE LAW, JURISDICTION AND WAIVER

14.1.  Applicable Law. This Loan Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

14.2.  Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Lenders or the Agents under this Loan Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Borrower by mailing or delivering the same by hand to the Borrower at the address indicated for notices in Section 16.1. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrower as such, and shall be legal and binding upon such Security Party for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to the Lenders or the Agent) against the Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. Each Security Party will advise the Administrative Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.

14.3.  WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE BORROWER, THE AGENT AND THE LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTE OR THE SECURITY DOCUMENTS.

15.  THE AGENTS

15.1.  Appointment of Agents. Each of the Lenders irrevocably appoints and authorizes the Agents severally each to take such action as agent on its behalf and to exercise such powers under this Loan Agreement, the Note and the Security Documents as are delegated to such Agent by the terms hereof and thereof. No Agent nor any of their respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Loan Agreement, the Note or the Security Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

15.2.  Security Agent as Trustee. Each of the Lenders irrevocably appoints the Security Agent as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to this Loan Agreement, the Note or any of the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in the Agreement, the Note or any Security Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, this Loan Agreement, the Note or the Security Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Security Agent hereby accepts such appointment.

15.3.  Distribution of Payments. Whenever any payment is received by the Administrative Agent from the Borrower or any other Security Party for the account of the Lenders, or any of them, whether of principal or interest on the Note, commissions, fees under Section 13 or otherwise, it will thereafter cause to be distributed on the same day if received before 3 p.m. New York time, or on the next day if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Loan Agreement.

15.4.  Holder of Interest in Note. The Agents may treat each Lender as the holder of all of the interest of such Lender in the Note.

15.5.  No Duty to Examine, Etc. The Agents shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Loan Agreement, the Note, the Security Documents or any instrument, document or communication furnished pursuant to this Loan Agreement or in connection therewith or in connection with the Note or any Security Document, and the Agents shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

15.6.  Agents as Lenders. With respect to that portion of the Loan made available by it, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall include each Agent in its capacity as a Lender. Each Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrower and the other Security Parties, as if it were not an Agent.

15.7.  Acts of the Agents. Each Agent shall have duties and reasonable discretion, and shall act as follows:

(a)  Obligations of the Agents. The obligations of each Agent under this Loan Agreement, under the Note and under the Security Documents are only those expressly set forth herein and therein.

(b)  No Duty to Investigate. No Agent shall at any time be under any duty to investigate whether an Event of Default, or an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of this Loan Agreement, the Note or any Security Document by any Security Party.

(c)  Discretion of the Agents. Each Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Loan Agreement, the Note and the Security Documents, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Loan Agreement or applicable law.

(d)  Instructions of Majority Lenders. Each Agent shall in all cases be fully protected in acting or refraining from acting under this Loan Agreement, under the Note, or under any Security Document in accordance with the instructions of the Majority Lenders, and any action taken, or failure to act pursuant to such instructions, shall be binding on all of the Lenders.

15.8.  Certain Amendments. Neither this Loan Agreement, the Note nor any of the Security Documents nor any terms hereof or thereof may be amended unless such amendment is approved by the Borrower and the Majority Lenders, provided that no such amendment shall, without the written consent of each Lender affected thereby, (i)  reduce the interest rate or extend the time of a scheduled payment of principal or interest or fees on the Loan, or reduce the principal amount of the Loan or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default, other than a payment default, or any mandatory repayment of Loan shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 15.8, (iv) amend the definition of Majority Lenders or any other definition referred to in this Section 15.8, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Loan Agreement, (vi) release any Security Party from any of its obligations under any Security Document except as expressly provided herein or in such Security Document or (vii) amend any provision relating to the maintenance of collateral under Section 9.4; provided, further, that approval by all Lenders shall be required for any amendment or waivers with respect to Section 5.3 of this Loan Agreement. All amendments approved by the Majority Lenders under this Section 15.8 must be in writing and signed by the Borrower and consented to and acknowledged by the Guarantor, each of the Lenders comprising the Majority Lenders and, if applicable, each Lender affected thereby and any such amendment shall be binding on all the Lenders; provided, however, that any amendments or waivers with respect to Section 5.3 of this Loan Agreement must be in writing and signed by the Security Parties and all of the Lenders.

15.9.  Assumption re Event of Default. Except as otherwise provided in Section 15.15, the Administrative Agent shall be entitled to assume that no Event of Default, or event which with the giving of notice or passage of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Administrative Agent has been notified by any Security Party of such fact, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Administrative Agent shall have been notified, in the manner set forth in the preceding sentence, by any Security Party or any Lender of any Event of Default or of an event which with the giving of notice or passage, or both, would constitute an Event of Default, the Administrative Agent shall notify the Lenders and shall take action and assert such rights under this Loan Agreement, under the Note and under Security Documents as the Majority Lenders shall request in writing.

15.10.  Limitations of Liability. Neither any Agent nor any of the Lenders shall be under any liability or responsibility whatsoever:

(a)  to any Security Party or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other person of any of its or their obligations under this Loan Agreement or under any Security Document;

(b)  to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under this Loan Agreement, under the Note or under the Security Documents; or

(c)  to any Lender or Lenders for any statements, representations or warranties contained in this Loan Agreement, in any Security Document or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Loan Agreement, the Note, any Security Document or any document or instrument delivered in connection with the transactions hereby contemplated.

15.11.  Indemnification of the Agents. The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Security Parties or any thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, such Agent in any way relating to or arising out of this Loan Agreement, the Note or any Security Document, any action taken or omitted by such Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Loan Agreement, the Note or any Security Document, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct.

15.12.  Consultation with Counsel. Each of the Agents may consult with legal counsel reasonably selected by such Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

15.13.  Resignation. Any Agent may resign at any time by giving thirty (30) days' written notice thereof to the other Agents, the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing. Any resignation by an Agent pursuant to this Section 15.13 shall be effective only upon the appointment of a successor Agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld. After any retiring Agent's resignation as Agent hereunder, the provisions of this Section 15 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent.

15.14.  Representations of Lenders. Each Lender represents and warrants to each other Lender and each Agent that:

(a)  in making its decision to enter into this Loan Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or any Agent; and

(b)  so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.

15.15.  Notification of Event of Default. The Administrative Agent hereby undertakes to promptly notify the Lenders, and the Lenders hereby promptly undertake to notify the Administrative Agent and the other Lenders, of the existence of any Event of Default, which shall have occurred and be continuing, of which the Administrative Agent or Lender has actual knowledge.

15.16.  No Agency or Trusteeship if not Syndicated. Unless and until the Loan is syndicated or at any other time DVB is the only Lender, all references to the terms “Agent” and “Security Agent” shall be deemed to be references to DVB as Lender and not as agent or Security Agent.

16.  NOTICES AND DEMANDS

16.1.  Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Security Parties at the address or facsimile number set forth below and to the Lenders and the Agents at their address and facsimile numbers set forth in Schedule 1 or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 16.1 and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

If to the Security Parties:

c/o B+H Shipping Group
3rd Floor, Par La Ville Place,
14 Par La Ville Road,
Hamilton HM, 11
Bermuda
Fax: 441-295-6796

17.  MISCELLANEOUS

17.1.  Time of Essence. Time is of the essence with respect to this Loan Agreement but no failure or delay on the part of any Lender or any Agent to exercise any power or right under this Loan Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Lender or any Agent of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

17.2.  Unenforceable, etc., Provisions-Effect. In case any one or more of the provisions contained in this Loan Agreement, the Note or in any Security Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the relevant Security Party, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

17.3.  References. References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Loan Agreement, unless the context otherwise requires.

17.4.  Further Assurances. Each Security Party agrees that if this Loan Agreement or any Security Document shall, in the reasonable opinion of the Lenders, at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order to more effectively accomplish the purposes of this Loan Agreement, the Note or any Security Document.

17.5.  Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the Agents or the Lenders, on the other part, whether written or oral are superseded by and merged into this Loan Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties, the Agents and/or the Lenders are parties, which alone fully and completely express the agreements between the Security Parties, the Agents and the Lenders.

17.6.  Entire Agreement; Amendments. This Loan Agreement constitutes the entire agreement of the parties hereto, including all parties added hereto pursuant to an Assignment and Assumption Agreement. Subject to Section 15, any provision of this Loan Agreement, the Note or any Security Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Agents and the Majority Lenders. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

17.7.  Indemnification. The Borrower and, by its execution and delivery of the Consent and Agreement set forth below, the Guarantor, both jointly and severally agree to indemnify each Lender and each Agent, their respective successors and assigns, and their respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by any Security Party (or any charterer or other operator of the Vessel) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Security Party (or, after foreclosure, by any Lender or any Agent or any of their respective successors or assigns), (c) the breach of any representation, warranty or covenant set forth in Sections 2.1 (o) or 9.1(l), (d) the Loan (including the use of the proceeds of the Loan and any claim made for any brokerage commission, fee or compensation from any Person), or (e) the execution, delivery, performance or non-performance of this Loan Agreement, the Note, any Security Document, or any of the documents referred to herein or contemplated hereby (whether or not the Indemnitee is a party thereto). If and to the extent that the obligations of the Borrower and, by its execution of the Consent and Agreement set forth below, under this Section are unenforceable for any reason, the Security Parties jointly and severally agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The obligations of the Security Parties under this Section 17.7 shall survive the termination of this Loan Agreement and the repayment to the Lenders of all amounts owing thereto under or in connection herewith.

17.8.  Headings. In this Loan Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Loan Agreement.

17.9.  Waiver of Immunity. TO THE EXTENT THAT ANY SECURITY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH SECURITY PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS LOAN AGREEMENT AND THE OTHER SECURITY DOCUMENTS.

17.10.  USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Agent hereby notifies each Security Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Agent’s policies and practices, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and the Lenders to identify each Security Party in accordance with the Act. In addition, each Security Party shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Security Party or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

IN WITNESS whereof, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

SACHEM SHIPPING LTD.

By:__/s/ Parker S. Wise
Name: Parker S. Wise
Title: Attorney-in-Fact

DVB BANK AMERICA NV,
as Administrative Agent and Security Agent

By:___________________________________
Name:
Title:

By:___________________________________
Name:
Title:

The Lenders:

DVB BANK AMERICA NV,

By:___________________________________
Name:
Title:

By:___________________________________
Name:
Title:

CONSENT AND AGREEMENT

The undersigned, referred to in the foregoing Loan Agreement as the “Guarantor”, hereby consents and agrees to said Loan Agreement and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Loan Agreement and agrees particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in Sections 2 and 9 of said Loan Agreement to the same extent as if the undersigned were a party to said Loan Agreement, and expressly agrees to the grant of a security interest in favor of the Security Agent pursuant to Section 9.1(q) of said Loan Agreement.

B+H OCEAN CARRIERS LTD.,
as Guarantor

By:__/s/ Parker S. Wise_
Name: Parker S. Wise
Title:  Attorney-in-fact

Schedule 1

Lenders       Commitment

DVB Bank America NV Zeelandia Office Park Kaya W.F.G. Mensing 14 P.O. Box 3107 Curacao, Netherlands Antilles Attention: Richard Van Heel & Eric Maduro Fax: +599-9-465-2366	$12,000,000

Agents DVB Bank America NV Zeelandia Office Park Kaya W.F.G. Mensing 14 P.O. Box 3107 Curacao, Netherlands Antilles Attention: Richard Van Heel & Eric Maduro Fax: +599-9-465-2366

SK 01029 0031 707841 v6